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                                                                    Exhibit 99.1

                            [A.M. Best Company logo]

CONTACTS:     Public Relations                      Analysts
              Jim Peavy                             John Laubach - P/C
              (908) 439-2200, ext. 5644             (908) 439-2200, ext. 5731
              james.peavy@ambest.com                john.laubach@ambest.com
              ----------------------                -----------------------

              Rachelle Striegel                     Steven Faulks - L/H
              (908) 439-2200, ext. 5378             (908) 439-2200, ext. 5035
              rachelle.striegel@ambest.com          steven.faulks@ambest.com
              ----------------------------          ------------------------


     A.M. Best Downgrades Financial Strength and Debt Ratings of Horace Mann

     OLDWICK, N.J., Nov. 14, 2003--A.M. Best Co. has downgraded the financial strength rating to A- (Excellent) from A (Excellent) of Horace Mann Educators Corporation's (Springfield, IL) (NYSE: HMN) insurance operating subsidiaries. Concurrently, A.M. Best has downgraded the debt ratings to "bbb-" from "bbb+" on Horace Mann Educators Corporation's $100 million 6.625% senior notes due 2006 and the $353.5 million 3% convertible notes due 2032. All ratings have been assigned stable outlooks.

     The downgrades reflect the decline in capitalization driven by unfavorable operating results in recent years in the property/casualty operations. The 2003 operating results have been driven by $30.1 million of prior year adverse loss reserve development, primarily related to voluntary automobile liability claims from the 2001 and 2002 accident years and strengthening of $8 million for the current accident year recorded in the third quarter. This development followed adverse loss reserve development in prior years, which is largely attributable to private passenger automobile liability (bodily injury) and ceded reserves related to automobile facility business primarily in Massachusetts, a state in which the group discontinued writing auto insurance in 2002.

     While the capital position of the property/casualty operations has declined, it is supportive of the A- (Excellent) rating level. Horace Mann also benefits from its expertise in personal

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line products for the educator market, which has enabled the group to obtain numerous endorsements from local, state and national educational associations. In addition, distribution through exclusive agents, many of whom are former educators, affords strong ties to local education communities.

     The rating also reflects the group's strict expense management and strengthened underwriting standards. The stable rating outlooks reflect A.M. Best's anticipation of manageable adverse loss reserve development or favorable development following the independent review of claims operations, which is expected to be completed in the first quarter of 2004.

     Horace Mann continues to operate through a corporate structure that affords financial flexibility as a publicly traded holding company with access to the capital markets, moderate financial leverage and historically solid fixed-charge coverage.

     Additionally, A.M. Best has downgraded the financial strength rating to A- (Excellent) from A (Excellent) of Horace Mann Life Insurance Company (Springfield, IL), the life/health insurance subsidiary.

     This rating action reflects A.M. Best's view that the weakened property/casualty affiliates may impact Horace Mann's financial and operational strengths due to its shared management, distribution, and name brand synergy. In addition, A.M Best believes that Horace Mann Life may be vulnerable to downward earnings pressure due to spread compression, exposure to minimum interest guarantees on its in-force book of annuity business and reduced levels of fee income on its separate account business. Potential increases in stockholder dividends by Horace Mann Life to the parent company could lower its risk-adjusted capitalization. On a positive basis, this rating action recognizes Horace Mann Life's sustainable marketing niche in the educators' market place, consistently positive operating

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performance and its ongoing success in achieving agent productivity and establishment of an independent annuity field force.

     The financial strength ratings were downgraded for the following property/casualty and life/health operating subsidiaries of the Horace Mann Insurance Group:


          . Horace Mann Insurance Company
          . Horace Mann Property & Casualty Insurance Company
          . Teachers Insurance Company
          . Horace Mann Lloyds
          . Horace Mann Insurance Group


          The following debt ratings have been downgraded:

          Horace Mann Educators Corporation--

          -- to "bbb-" from "bbb+" on $100 million 6.625% senior notes, due 2006 -- to "bbb-" from "bbb+" on $353.5 million 3% convertible notes, due
             2032

          For a list of A.M. Best's debt ratings, please visit:

     http://www.ambest.com/ratings/debtrating/companies.html


          A.M. Best Co., established in 1899, is the world's oldest and most authoritative insurance rating and information source. For more information, visit A.M. Best's Web site at www.ambest.com.

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